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                                                                    Exhibit 10.7

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


                               PURCHASE AGREEMENT
                                     BETWEEN
                     LIPOMED INC. OF RALEIGH, NC ("LIPOMED")
                                       AND
             BRUKER BIOSPIN CORPORATION OF BILLERICA, MA ("BRUKER")


This Purchase Agreement dated December 10, 2001 (the "Effective Date") confirms the agreement of LipoMed to purchase and Bruker to sell [**] INCA(TM) (Integrated NMR Clinical Analyzer) systems for LipoMed's NMR LipoProfile(R) clinical laboratory test for blood lipoprotein levels on the terms and conditions contained herein.

As part of this Purchase Agreement ("Agreement"), Bruker and LipoMed agree as follows:

1. DESCRIPTION OF EQUIPMENT

   LipoMed commits to the purchase of [**] identical INCA systems, each system consisting of one (1) INCA and one (1) Ultra Fast Sample Changer (UFSC) accessory (Phase 1, outlined in the LipoMed-Bruker Collaboration Agreement of March 2, 2000). The Performance Specifications for the INCA unit and the UFSC accessory (the "Performance Specifications") are more specifically described in Appendix A attached hereto and incorporated herein.

   In order to avoid confusion with previously delivered INCA systems, the systems described under this agreement shall be designated as INCA [**] through INCA [**] .

   1.1. The INCA unit is configured as follows:
        1.1.1. INCA protective enclosure containing all subunits;
        1.1.2. Dedicated INCA 400 MHz 54 mm magnet with reduced magnetic stray field and integrated lifting and vibration control mechanism;
        1.1.3. Avance 400 console [**];
        1.1.4. Capability for automated three dimensional shimming;
        1.1.5. [**] probe compatible with the Ultra Fast Sample Changer and with automatic tuning capability;
        1.1.6. Pentium PC computer (complete) with Windows NT or [**] operating system (or Linux if available), [**], flat panel external LCD Touchscreen monitor and a Touchscreen NMR Interface. The minimum requirements for the Pentium PC computer should be at least 90% of the top of the line PC out at the time of delivery, and have a minimum of [**] Mb of memory.

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     1.2. The Ultra Fast Sample Changer (UFSC) is a high capacity (>[**]
          samples), tube-based, automated sample delivery system capable of fast sample throughput such that sample insertion, ejection and temperature equilibration (to about [**]) occurs in less [**], provided that [**] is carried out [**] to the sample [**] the [**] for analysis. The total sample throughput rate is determined by the addition of the NMR experiment time. The Ultra Fast Sample Changer consist of:

          1.2.1. A linear transport mechanism for transporting the samples to the magnet
          1.2.2. A vertical transport mechanism for inserting the samples into the magnet
          1.2.3. A means of [**] samples to the [**] to [**] the [**] for analysis.
          1.2.4. 500 dedicated UFSC sample tubes, [**] UFSC sample magazines and 80 UFSC sample tube collars.
          1.2.5. A barcode identification system for the individual sample tubes. (Note that a barcode printing mechanism is not included in the purchase).

2.   MISCELLANEOUS ITEMS

     As part of this agreement Bruker shall deliver in addition to the items mentioned above:

     2.1 Two NMR Suite licenses for an off-line data analysis ([**] version).
     2.2         Two Helium transfer lines, sized for the INCA 400 magnets.

3.   DELIVERY:

     Bruker shall deliver and install [**] Integrated NMR Clinical Analyzers
     (INCA) with the Phase 1 UFSC accessory at LipoMed's facility located at 2500 Sumner Boulevard, Raleigh, North Carolina or such other location as designated by LipoMed, on or before the following Specified Dates:

              [**]

     In order to meet these installation dates, Bruker will be granted reasonable access to the facility three weeks prior to the targeted installation dates. If the occupancy date of the new laboratory facility is delayed or if circumstances prevent LipoMed from granting Bruker access to the facility or providing Bruker with the reasonably necessary resources to commence or finish the installation, the target dates for the INCA installations will be extended proportionally so as to not shorten the time available for on-site installation. Revised installation schedules shall be determined in mutual agreement between LipoMed and Bruker BioSpin and confirmed in a written correspondence between Mr. Norwood Whitley for LipoMed and Dr. Werner Maas for Bruker.

     Upon execution of this Agreement, LipoMed shall issue to Bruker a Purchase Order for the [**] INCA systems, INCA [**] INCA [**]; provided, however, that such Purchase Order shall be for Bruker's administrative purposes only and shall not alter, expand, modify or otherwise bind the parties other than as set forth in this Agreement.

     LipoMed will have the right in its sole discretion to postpone delivery and installation of any INCA unit (the "New Installation Date"); provided, however, that if LipoMed delays

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     delivery of any INCA, Bruker shall have the right to [**] as set forth in
     Section 5 of this Agreement if the INCA and UFSC accessory is complete and successfully installed on or before the New Installation Date.

4.   INSTALLATION AND ACCEPTANCE

     Installation will be considered to be complete upon demonstration by Bruker of the Performance Specifications to the reasonable acceptance of LipoMed ("Acceptance"). LipoMed will be responsible for the system validation for LipoProfile testing. If the UFSC is not available in time for installation with each INCA, Bruker shall, at its own expense, provide on a loan basis a complete BEST accessory [**] to enable LipoMed to partially satisfy its production needs, until such time as the system can be retrofit with a new UFSC unit. The configuration of the Best accessory shall be equal to the Best configurations that are currently employed at LipoMed. Upon availability of the UFSC unit, Bruker shall deliver and install the requisite number of UFSC units to LipoMed at no additional cost to LipoMed. Bruker agrees to use its best efforts to complete development of the UFSC unit in a timely manner to meet the delivery schedule set forth herein.

5.   PAYMENT

The base purchase price of each system (INCA plus Phase 1 UFSC), including shipping, installation, and a one-year warranty, shall be $[**] (the "Base Price"). For each system (including the UFSC) successfully installed and Accepted on or before the Specified Date (listed above) or the New Installation Date, as applicable, LipoMed will pay Bruker [**].

6.   PAYMENT TERMS

     [**] % of the Base Price of each INCA system on or before the thirtieth day prior to the applicable Specified Date or New Installation Date for such INCA unit
     [**] % of the Base Price on delivery and installation of each INCA unit [**] % of the Base Price on delivery and installation of each UFSC unit [**] % of the Base Price on final Acceptance of the entire INCA/UFSC system.
     The [**] , if applicable, shall be paid within thirty days after Acceptance.

7.   SERVICE AND TRAINING

     Bruker will provide up to three (3) weeks of specialized INCA/UFSC service training for up to 5 LipoMed employees, who will possess electrical and/or mechanical skills, in order to permit rapid on-site repair and maintenance of its [**] NMR systems in conjunction with phone support and overnight shipping of replacement components from Bruker. Such training will take place at Bruker's facilities and shall be at no additional cost to LipoMed (other than travel and other expenses for its employees in attendance). The parties will mutually agree on a time for such training. Bruker will provide telephone support for LipoMed employees for the repair and maintenance of the INCA machines. If a problem cannot be resolved over the phone in 24 hours, Bruker will provide the proper resources on site to have the unit up and running within 48 hours for the first year from installation of the INCA machine at issue at no charge. Subsequent to such first year, Bruker agrees to provide resources on site within 48 hours at its standard service rates.

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8.   INSTALLATION, WARRANTY AND SERVICE

     Bruker is responsible for installation, warranty service and post-warranty service of all INCA systems. The purchase of each INCA system includes one installation and demonstration of specifications by Bruker. The cost of customer site preparation according to Bruker's site planning guide, or rigging and transportation of the system into the LipoMed or customer lab, and consumables required for the installation are not included in the Bruker price. Risk of loss or damage of goods during transport is on Bruker. All risk of loss or damage to the goods will pass to LipoMed upon successful delivery and installation of the goods. Each system price includes a one-year limited warranty under Bruker's standard warranty terms, following demonstration of specifications, but in any event not more than 15 months after delivery. Warranty covers both parts and labor. For those items supplied but not manufactured by Bruker, the warranty terms of the manufacturer will be transferred to the buyer. After the expiration of the one-year limited warranty LipoMed may purchase additional annual Service Agreements (SA) or per-call service from the Bruker service organization at normal SA or per-call service rates. If LipoMed requires additional response time guarantees, or 24/7 coverage, then a surcharge to the normal Service Agreement rates will apply.

     Mechanical parts of the UFSC may be subject to wear proportionally to the amount of measured samples. Consequently Preventative Maintenance and Inspection has to be performed at regular intervals, defined by the number of samples handled. Failure to perform these Inspections will void the warranty of the UFSC. The Preventative Maintenance and Inspections should be carried out by Bruker personnel or by LipoMed engineers, who are trained by Bruker. Parts that need replacement due to wear are considered consumables and are not covered under the warranty agreement.

     LipoMed will remain responsible for service issues not related to the automated NMR data acquisition, such as sample preparation and handling, administration, patient billing and data tracking.

9.   GENERAL TERMS AND CONDITIONS

     9.1. DISCLAIMER: LipoMed is aware that the INCA is not cleared by the U.S. FDA. LipoMed accepts all responsibility and costs associated with obtaining FDA (or an equivalent international organization's) clearance or adherence to its regulations. Bruker will make available any INCA-related documentation needed to pursue this matter. It will be Bruker's responsibility to ensure that its equipment adheres to common international safety and quality standards as they relate to scientific equipment (Bruker is ISO 9001 certified and its equipment meets CE standards. Bruker will promptly notify LipoMed if Bruker's ISO status changes or if its equipment fails to meet such CE standards).

     9.2. INDEMNIFICATION. Bruker shall defend and indemnify and hold LipoMed harmless and its directors, officers, employees and agents against any claims, suits, actions,liabilities, losses, cost, expenses (including reasonable attorney's fees), judgments or damages suffered or incurred by them resulting from (i) any act or omission of Bruker or its officers, employees and agents; (ii) any breach by Bruker of

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       any provision of this Agreement; or (iii) the proper operation or use of the INCA unit and/or UFSC accessory by LipoMed or any third party.

9.3. LIMITATION OF LIABILITY. In no event shall LipoMed be liable for special, incidental, indirect, consequential exemplary or punitive damages or lost profits even if LipoMed is told that any such damages may occur.

9.4. LipoMed and Bruker will jointly and by mutual agreement develop and release a press release describing this purchase.

9.5. LipoMed hereby grants to Bruker [**] the supply of the UFSC NMR sample tubes, magazines, racks, collars and related consumables to LipoMed. The parties agree to [**] from the commencement [**]. The parties may extend the [**] by mutual written consent. If the parties have not reached an agreement by the expiration of the [**], LipoMed shall have the right to terminate [**] in its sole discretion. LipoMed agrees not to reverse engineer Bruker's proprietary sample formats which Bruker develops for the INCA or other high-throughput NMR systems.

9.6. Neither party acquires any intellectual property rights under this Agreement other than any licenses which may be included in the NMR Suite software or any other software delivered in accordance with this Agreement.

9.7. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and equipment. LipoMed shall not export or re-export any Bruker product or technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized. Bruker shall be solely responsible for compliance with all applicable laws, regulations and rules relating to the import of equipment, parts or technology for the INCA systems.

9.8.   This Agreement does not create any agency or partnership relationship.

9.9. Neither LipoMed nor Bruker shall be responsible for delays or failures to perform their respective duties and obligations hereunder to the extent that such delays or failures result from acts of God, strikes, lockouts, riots, war, epidemics, governmental regulations imposed after the Effective Date, fire, power failures, earthquakes, other natural elements or any other act beyond such party's reasonable control.

9.10. All additions or modifications to this Agreement must be made in writing and must be signed by both parties.

9.11. Drafts to this agreement were exchanged and drafted by both parties hereto, and accordingly this Agreement shall be considered jointly drafted.

9.12. This Agreement is made under, and shall be construed according to, the laws of the Commonwealth of Massachusetts.

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       9.13.  In consideration for the purchase by LipoMed of the INCA machines pursuant to the Collaboration Agreement between LipoMed and Bruker dated March 2, 2000 and the commitment of LipoMed to purchase the [**] INCA machines as set forth herein, Bruker will not sell its INCA systems (including Phase 1 or Phase 2 accessories (as described in the Collaboration Agreement)) for commercial use in lipoprotein and subclass analysis in the fields of cardiovascular disease, insulin resistance and diabetes (the "Restricted Field") for a period of seven (7) years from the Effective Date. Subsequent to such seven (7) year period, Bruker further agrees that so long as LipoMed, its subsidiaries, affiliates or licensees purchase a combined total of at least [**] additional INCA systems per year, it will not sell its INCA system for commercial use in the Restricted Field. Notwithstanding the foregoing, if LipoMed licenses its proprietary software (the "LipoMed Software") to a third party for use in the Restricted Field and permits such third party to acquire the NMR LipoProfile on an NMR system other than the INCA, then Bruker will have the right to sell its INCA system to such third party solely for use with the LipoMed Software. This Section 9.13 shall amend and supersede in its entirety Section 12 of that Collaboration Agreement dated March 2, 2000 between LipoMed and Bruker (the "Collaboration Agreement"). Except as herein amended, the terms and provisions of the Collaboration Agreement shall remain in full force and effect as originally executed.

10.    TERMINATION

       10.1   This Agreement may be terminated:
              i)   By mutual agreement in writing of LipoMed and Bruker;
              ii) By either party upon notice to the other in the event that the other party shall dissolve, shall file or have filed against it a petition in bankruptcy (which is not dismissed within sixty
              (60) days after it is filed), or shall make an assignment for the benefit of its creditors;
              iii) By either party, upon thirty (30) days' notice to the other, in the event that the other party commits a material breach of this Agreement and fails to cure such breach within the said thirty (30) days.

       10.2 Termination of the Agreement shall not entitle Bruker to any termination or severance compensation or to any payment in respect to any goodwill established by Bruker during the term of this Agreement or render LipoMed liable for damages on account of the loss of prospective profits or on account of any expenditure, investment or obligation incurred or made by Bruker.

       10.3 Termination of the Agreement shall not entitle LipoMed to any termination or severance compensation or to any payment in respect to any goodwill established by LipoMed during the term of this Agreement or render Bruker liable for damages on account of the loss of prospective profits or on account of any expenditure, investment or obligation incurred or made by LipoMed.

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For LipoMed:                               For Bruker:

/s/James Otvos                             /s/ Werner E. Maas
------------------------                   -------------------------------------

James Otvos, Ph.D.                         Werner E. Maas, Ph.D

Chief Scientific Officer, LipoMed, Inc.    Vice-President, Bruker BioSpin, Corp.


Date:  12/10/01                            12/12/01

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                                  APPENDIX A

     PERFORMANCE SPECIFICATIONS

     1.   SAMPLE DEFINITION
          Specifications shall be demonstrated on a TMA-standard contained in a UFSC sample tube. The TMA-standard has the following make-up: 15mM trimethyl acetic acid, 5mM disodium EDTA, 3mM calcium chloride, 120mM potassium chloride, 10% v/v deuterium oxide and pH balanced at 9.0.

     2.   PROBE:
            -   Proton [**] pulse length less than [**] microseconds;
            - Non-spinning lineshape on a 3% CHCl\\3\\/d-Acetone sample better than 1/8/14 Hz at 50/0.55/0.11 % of the chloroform proton resonance;
            -   Linewidth on TMA less than [**];
            - Signal to noise (S/N) greater than [**]:1 on standard TMA samples. Experimental conditions: [**]

      3.  UFSC:
            -   Ability to run greater than [**] samples unattended;
            -   Sample [**] capability;
            - Sample insertion, ejection and [**] in less than [**] devoid of [**] gradient across the measurement volume, with [**] carried out in the UFSC [**] to the sample [**] the [**] for analysis. [**] requires a [**] in the [**] of approximately [**], depending on the [**] of the magazine and samples.

      4.  SYSTEM:
            - Ability to automatically perform a [**] at the beginning of a run and at regular intervals during the course of operation;
            - Automatic shimming capability at the beginning of the run and as needed;
            - Data must be processed during experiment for quality control purposes;
            -   [**] should be regulated to within [**].

ACCEPTANCE PROTOCOL

     1. Bruker will install the equipment and demonstrate lineshape, pulse length and sensitivity requirements as described above.
     2. Lipomed will load their software on the machine within 24 hours after the installation and run [**] standard TMA samples. These samples will be evaluated for the following criteria:
               a. sample throughput
               b. lineshape: variation of TMA linewidth at half height less than
                  [**]%;
               c. reproducibility: integrated intensities of [**] with [**] of
                  [**] less than [**]%.

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